    As filed with the Securities and Exchange Commission on April 17, 2001

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             TIPPERARY CORPORATION
            (Exact name of registrant as specified in its charter)

           Texas                                               75-1236955
(State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                                _______________

                      633 Seventeenth Street, Suite 1550
                            Denver, Colorado 80202
                                (303) 293-9379
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

           David L. Bradshaw, President and Chief Executive Officer
                      633 Seventeenth Street, Suite 1550
                            Denver, Colorado 80202
                                (303) 293-9379
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                              __________________

                                  Copies to:
                             Reid A. Godbolt, Esq.
                             Jones & Keller, P.C.
                        World Trade Center, 16th Floor
                                 1625 Broadway
                            Denver, Colorado 80202
                                (303) 573-1600

                              ___________________

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                        CALCULATION OF REGISTRATION FEE

================================================================================================================
  Title of Each Class of          Amount to be         Proposed Maximum         Proposed Maximum      Amount of
Securities to be Registered       Registered         Aggregate Offering       Aggregate Offering    Registration
                                                     Price per Share (a)            Price               Fee
----------------------------------------------------------------------------------------------------------------
  Rights to Purchase Common       N/A                        N/A                      N/A                (b)
   Stock
                                                     $                        $30,000,000            $7,500

 Common Stock, par value $.02
   per share (c)

================================================================================================================

  (a) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
  (b) Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock underlying the rights.
  (c) Pursuant to Rule 416(a), includes any additional securities that may be issued in connection with any stock split, stock dividend or similar transaction.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, Dated April 17, 2001

PROSPECTUS

                             TIPPERARY CORPORATION

                                RIGHTS OFFERING

                       OF ______ SHARES OF COMMON STOCK

                              AT $____ PER SHARE

     . If you held our common stock on ____ , 2001, Tipperary Corporation has granted you rights to purchase additional shares of common stock. You have been granted one right for every _______ shares of common stock you held on that date. Each whole right entitles you to purchase one share of our common stock for a subscription price of $___ per share. This is your "basic subscription privilege." We will not issue fractional rights or fractional shares; the number of rights issued to you will be rounded up to the nearest whole right.

     . If you fully exercise your rights and other stockholders do not fully exercise their rights, you may be able to purchase additional shares at the same price. This is your "oversubscription privilege."

     . Our common stock is traded on the American Stock Exchange under the symbol "TPY." On _______, 2001, the closing price for our common stock was $______ per share.

     . The rights are exercisable beginning on the date of this prospectus and expire on ____ , 2001, at 5 p.m., Mountain Time (the "expiration date").

     .     The rights are non-transferable.

An investment in our shares entails a high degree of risk. See "Risk Factors" beginning on page 17 for information that you should consider before deciding whether to exercise your subscription rights.

                             _____________________

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             _____________________

---------------------------------------------------------------------------------------------------------
                                                   Dealer Discounts and
                          Price to Public          Commissions (1)          Proceeds to the Company (2)
---------------------------------------------------------------------------------------------------------
Per Share..............   $_____                   -                         $________
---------------------------------------------------------------------------------------------------------
Total Maximum (3)         $_____                   -                         $30,000,000
---------------------------------------------------------------------------------------------------------

____________________
/(1)/ We do not intend to engage an underwriter or selling agent in connection with this offering. See "Plan of Distribution."
/(2)/  Before deducting estimated offering expenses of $300,000.
/(3)/ Assumes basic subscription privilege is exercised in full. The actual proceeds will depend on the extent to which the basic subscription privilege and the oversubscription privilege are exercised.

     There is no minimum number of shares that we must sell in order to complete this offering. Stockholders who do not participate in this offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other stockholders participate in this offering.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain various forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information that is based on management's beliefs, assumptions, current expectations, estimates and projections about the oil and gas industry, the economy and about the Company itself. When used in this prospectus, words such as "may," "will," "continue," "anticipate," "estimate," "project," "forecast" and "expect" or comparable words are intended to identify such forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. Such statements are subject to certain risks, uncertainties and assumptions which we discuss under the heading "Risk Factors" which begins on page 17. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected, forecasted or expected.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

In this prospectus, "we," "us" and "our" refers to Tipperary Corporation and its subsidiaries.


              The date of this prospectus is _____________, 2001

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Forward-Looking Statements..............................................   2

Where You Can Find More Information About Us............................   4

Prospectus Summary......................................................   5

Risk Factors............................................................  17

The Rights Offering.....................................................  28

Use of Proceeds.........................................................  37

Capitalization..........................................................  38

Market for Our Common Stock.............................................  39

Determination of Subscription Price.....................................  39

Business................................................................  40

Security Ownership of Certain Beneficial Owners.........................  45

Certain Relationships and Related Transactions..........................  45

Certain U.S. Federal Income Tax Consequences............................  46

Plan of Distribution....................................................  47

Legal Matters...........................................................  48

Experts.................................................................  48

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the American Stock Exchange which can be contacted by calling 212-306-1460.

     We have filed a registration statement on Form S-3 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Copies of the registration statement together with its exhibits may be inspected at the office of the SEC in Washington, D.C., without charge and copies of it may be obtained upon paying a fee. The registration statement may also be reviewed on the SEC's web site.

     The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

     1. the Company's Transition Report on Form 10-KSB for the three-month period ended December 31, 2000;

     2. the description of our common stock set forth in our Registration Statement on Form 8-A dated April 1, 1992 and declared effective by the SEC on April 15, 1992; and

     3. all documents and reports subsequently filed by us with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     You may request a copy of any of these documents, except exhibits to the documents, unless they are specifically incorporated by reference, at no cost by telephoning us at (303) 293-9379 or writing us at the following address:
Tipperary Corporation, 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202, Attention: Elaine Treece, Secretary.

                              PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus, and should be read in conjunction with the more detailed information contained or incorporated by reference in this prospectus. We recently changed our fiscal year end of September 30th to a calendar year with a three-month transition period ended December 31, 2000. See "Where You Can Find More Information About Us" and "The Rights Offering" on pages 4 and 28.

Our Business

     We are an independent energy company focused on the exploration, production and development of natural gas from coalbed methane properties. We have in place an inventory of identified drilling opportunities to substantially increase reserves and production as well as exposure to significant exploration potential.

     Our 90%-owned Australian subsidiary owns a 62.25% non-operating, undivided interest in our primary producing property located in Queensland, Australia (the "Comet Ridge project"). The Comet Ridge project consists of Authority to Prospect ("ATP") 526 covering approximately 1,088,000 acres in the Bowen Basin. The Queensland government has granted five petroleum leases to date on ATP 526 that cover approximately 278,000 acres in the southern portion of the ATP. In addition to ATP 526, our subsidiary owns 100% of three additional ATPs in the Bowen Basin covering a total of approximately 1.5 million acres.

     As of April 1, 2001, we have drilled 38 wells on the Comet Ridge project of which 17 are connected to a gas pipeline, 12 are either being dewatered or are shut in pending connection and nine wells are in various stages of completion. Production from the wells totals about 15 million cubic feet ("MMcf") of gas per day, of which approximately 10 MMcf per day of gas is sold, with the remainder being flared and vented or used for gas processing. Our subsidiary's share of these sales is approximately 6 MMcf per day.

     Our Comet Ridge drilling program has enabled us to build a significant inventory of additional drilling locations. However, the number of locations we actually develop will depend on the growth of the associated gas markets, future drilling results, availability of capital and our ability to obtain the required approvals from the Queensland government. On February 20, 2001, we received a $7.5 million initial advance under a $17 million borrowing facility with TCW Asset Management Company providing for financing the continued development of the Comet Ridge project. This initial loan advance was used to repay existing project financing debt, provide restricted working capital to our Australian subsidiary, and to cover our initial costs of a 20-well drilling program currently underway on the project.

     At December 31, 2000, we had estimated net proved reserves of 266 billion cubic feet ("Bcf") of natural gas in Australia, an increase of 134 Bcf over the September 30, 1999 proved reserves. The present value of estimated future net revenues, before income taxes, from our Australia reserves as of December 31, 2000, totaled $100.6 million, using a 10% discount rate. Our worldwide equivalent gas reserves at that time were 270 Bcf, with a present value before income taxes of $116 million.

     We believe that we have gained significant experience in coalbed methane exploration and development over a number of years and we seek to identify and exploit other coalbed methane opportunities that have potential for favorable returns. During fiscal year 2000 we acquired significant acreage in two Rocky Mountain coalbed methane exploration project areas. The first was a 49% working interest in a 38,000-acre project in the Hanna Basin of southern Wyoming. Barrett Resources is the operator of the project in which seven wells have been drilled to date. We anticipate that our evaluation of the initial results of the drilling program will be completed in mid-2001. We have invested approximately $3 million in this project. Our second Rocky Mountain project is in an area where we have leased approximately 68,000 net undeveloped acres in Moffat County, Colorado. Our investment in acreage to date is approximately $2.5 million. We are currently evaluating several options regarding exploration of this acreage including initiating company-operated pilot drilling programs and the potential sale of undivided interests to industry partners.

     During fiscal 2000, we divested the majority of our conventional U.S. oil and gas assets in connection with our redirection of focus toward coalbed methane operations. Our only remaining conventional oil and gas property is our non-operated interest in 22 producing wells and undeveloped acreage in the West Buna field in Jasper and Hardin counties of east Texas. We may pursue the sale of this property at a later date.

     We were organized as a Texas corporation in January 1967. Our principal executive offices are located at 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202. In addition, we have other offices at 952 Echo Lane, Suite 375, Houston, Texas 77024 and at Level 18, 307 Queen Street, Brisbane, Queensland 4000, Australia.

                            SUMMARY FINANCIAL DATA

     You should read the following summary consolidated financial data along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements and the related notes and other information included in our Transition Report on Form 10-KSB for the three-month transition period ended December 31, 2000, which is incorporated by reference in this prospectus. We recently changed our fiscal year end of September 30th to a calendar year with a three-month transition period ended December 31, 2000.


                                            Three Months Ended            Fiscal Year Ended September 30,
                                               December 31,       -----------------------------------------------
                                            ------------------
                                              2000       1999       2000      1999      1998      1997      1996
                                            -------    -------    -------   -------   -------   -------   -------
                                                            (in thousands, except per share data)
Operating Results:
Total Revenues:
 United States                              $   339    $ 2,497    $ 6,591   $ 6,730   $ 8,630   $12,951   $11,136
 Australia                                      525        422      2,033     1,191       452         -         -
                                            -------    -------    -------   -------   -------   -------   -------
 Total                                          864      2,919      8,624     7,921     9,082    12,951    11,136
                                            -------    -------    -------   -------   -------   -------   -------
Net Income (loss)                            (1,120)        (1)        43    (9,295)   (6,398)      472      (790)
Earnings (loss) per share-
 basic and diluted                             (.05)         -          -     (0.63)    (0.49)        -     (0.07)

Cash Flow Data:
Net cash provided by
 (used by)
 Operating activities                       $   781    $  (990)   $(3,109)  $  (116)  $   525   $ 5,657   $ 3,955
 Investing activities                        (5,980)    (1,513)     7,138    (5,474)   (6,577)   (7,223)   (9,809)
 Financing activities                           881      7,387      1,438     5,387     3,156     1,520     5,236

                                            As of December 31,                  As of September 30,
                                            ------------------    -----------------------------------------------
                                             2000       1999       2000      1999      1998      1997      1996
                                            -------    -------    -------   -------   -------   -------   -------
                                                            (in thousands, except per share data)
Balance Sheet Data:
Working capital                             $ 2,256    $21,341    $ 6,841   $   270   $ 1,045   $ 1,381   $ 4,011
Total assets                                 53,350     54,518     52,546    48,005    50,760    54,995    52,098
Total long-term debt                         11,589     18,790     10,633    21,265    19,200    13,844    13,994
Total stockholders' equity                   37,519     28,683     38,635    23,452    30,280    36,488    36,016

                      Summary Reserve and Production Data

     The estimates of our proved oil and gas reserves and present value data at December 31, 2000 were prepared by independent petroleum engineers, Holditch - Reservoir Technologies Consulting Services, for our Australian properties, and Garb Grubbs Harris & Associates, Inc. for our U.S. properties. You should read the following table along with the "Risk Factors" in this prospectus and the sections entitled "Description of Business and Properties - Business Activities" and Note 13 to our consolidated financial statements included in our Transition Report on Form 10-KSB for the three-month transition period ended December 31, 2000, which is incorporated by reference in this prospectus.

Reserves

     The following table presents our estimates of proved oil and gas reserves as of December 31, 2000:

                                                        Australia  United States   Total
                                                        ---------  -------------  --------

     Natural Gas (MMcf)                                   265,521          2,470   267,991
     Oil (MBbls)                                                -            324       324
     Total (MMcfe)                                        265,521          4,414   269,935
     Present value of estimated future net
     revenues, before income taxes(1) (in thousands)     $100,636        $15,525  $116,161

----------
(1) The term "present value of estimated future net revenues, before income taxes" when used to describe natural gas and oil reserves, means the estimated future revenue to be generated from the production of proved reserves, net of estimated future production and development costs, using prices and costs in effect as of the date of the estimate, discounted using an annual discount rate of 10%. No effect is given to non-property related expenses such as general and administrative expenses, debt service or depreciation, depletion and amortization.

Production

     The following table summarizes information regarding our net natural gas and oil production for the three months ended December 31, 2000 and for each of the fiscal years in the five-year period ended September 30, 2000.

Australia                   Quantities Sold           Average Sales Price
---------                 ---------------------       -----------------------       Average
                             Gas          Oil            Gas           Oil       Lifting Cost
                          (MMcf)(1)      (MBbl)       (Per Mcf)     (Per Bbl)      Per Mcf
                          ---------      ------       ---------     ---------    ------------
Three months ended
  December 31, 2000             466           -       $    1.13             -    $       0.83
Fiscal year ended
  September 30,
     2000                     1,606           -            1.27             -            0.87
     1999                       904           -            1.32             -            0.96
     1998                       371           -            1.22             -            1.28
     1997                         -           -               -             -               -
     1996                         -           -               -             -               -
----------

------------------
(1) Excludes our share of total volumes produced but not sold from the Comet Ridge project in Queensland, Australia. Production of 156,000 Mcf during the three months ended December 31, 2000 and 594,000 Mcf during fiscal 2000, 462,000 Mcf during fiscal 1999 and 607,000 Mcf during fiscal 1998 was consumed in operations or flared at the wellhead from wells not connected to the gathering system and in the dewatering process.

United States
                           Quantities Sold        Average Sales Price     Average
                       ------------------------  ---------------------  Lifting Cost
                             Gas          Oil       Gas         Oil       Per Mcf
                            (MMcf)       (MBbl)  (per Mcf)   (per Bbl)   Equivalent
                       ----------------  ------  ----------  ---------  ------------
Three Months ended
  December 31, 2000                 31       3   $     5.75  $   30.33  $       1.40
Fiscal Year ended
  September 30,
     2000                          711     192         2.76      23.63          1.52
     1999                        1,183     352         1.68      13.15          1.13
     1998                        1,320     426         1.72      14.63          1.12
     1997                        1,565     481         2.22      19.36          1.20
     1996                        1,550     470         1.68      17.76          1.22

Exchange Rate of Australian Dollar

     The following table sets forth (i) the rates of exchange for the Australian dollar, expressed in United States dollars, in effect at the end of each of the periods indicated; (ii) the average of exchange rates in effect on the last day of each month during such periods; and (iii) the high and low exchange rates during such periods as reported by the currency trading section of The Wall Street Journal.

                                                   Year Ended September 30,
                            Three Months Ended     ------------------------
                            December 31, 2000      2000    1999   1998
                            -----------------      ----    ----   ----
Rate at end of period       .5588                  .5427   .6521  .5891
Average rate during period  .5329                  .6098   .6413  .6470
High                        .5591                  .6685   .6718  .7402
Low                         .5111                  .5388   .5920  .5563

On March 30, 2001, the rate in Australian dollars was $.4853 U.S. = $1.00 Australian.

                 SUMMARY OF THE TERMS OF THIS RIGHTS OFFERING

     Further details concerning this part of the summary are set forth under "The Rights Offering" beginning on page 28. Only holders of record of common stock at the close of business on the record date may exercise rights.

Securities Offered..............................  We are offering ___ shares of common stock to be issued upon
                                                  exercise of the rights.

Record Date.....................................  ____ , 2001. Only our
                                                  stockholders of record as of
                                                  the close of business on the
                                                  record date will receive
                                                  rights to subscribe for shares
                                                  of common stock.

Exercise Period.................................  The rights may be exercised beginning on the date of this
                                                  prospectus and expire on _____
                                                  , 2001 at 5:00 p.m. (Mountain
                                                  Time). Rights not exercised by
                                                  the expiration date will be
                                                  null and void.

Basic Subscription
Privilege.......................................  You are receiving one right for every ____ shares of
                                                  common stock owned as of the
                                                  record date. Each whole right
                                                  entitles you to purchase one
                                                  share of common stock for the
                                                  subscription price. Fractional
                                                  rights will be rounded up to
                                                  the nearest whole right. For
                                                  example, if you were the
                                                  record holder of 100 shares of
                                                  common stock on the record
                                                  date, you are receiving rights
                                                  to subscribe to ___ shares of
                                                  common stock. You may
                                                  subscribe for any whole number
                                                  of shares by exercising less
                                                  than all of your rights.

Subscription Price..............................  $ __ per share, payable in cash. All payments must be
                                                  cleared on or before the
                                                  expiration date.

Oversubscription
Privilege.......................................  If you fully exercise your basic subscription privilege,
                                                  you may also purchase
                                                  additional shares of common
                                                  stock that are not purchased
                                                  by other stockholders. If
                                                  there are not enough shares
                                                  available to fill all
                                                  subscriptions for additional
                                                  shares, the available shares
                                                  will be allocated pro rata
                                                  based on the number of shares
                                                  each subscriber for additional
                                                  shares has purchased under the
                                                  basic subscription privilege.

Use of Proceeds................................. We will use the net proceeds of this offering to repay debt and
                                                 toward further exploration and
                                                 development activities. See
                                                 "Use of Proceeds" on page 37 of
                                                 this prospectus.

No Transferability of Rights.................... The rights are not transferable and may be exercised only by
                                                 the persons to whom they are
                                                 granted.

No Board Recommendation......................... Our board of directors does not make any recommendation to
                                                 stockholders regarding the
                                                 exercise of rights in this
                                                 offering.

No Revocation................................... If you exercise any rights, you are not allowed to revoke or
                                                 change your exercise or request
                                                 a refund of monies paid.

Certain United States Federal Income
Tax Consequences................................ For United States federal income tax purposes, we believe
                                                 that a stockholder will not
                                                 recognize taxable income upon
                                                 the receipt or exercise of
                                                 rights. See "Certain Federal
                                                 Income Tax Consequences"
                                                 beginning on page 46. Each
                                                 stockholder should consult the
                                                 holder's own tax adviser
                                                 concerning the tax consequences
                                                 of this offering under the
                                                 holder's own tax situation.

Withdrawal and
Amendment....................................... We reserve the right to withdraw, terminate or amend
                                                 this rights offering at any
                                                 time for any reason. If this
                                                 offering is withdrawn or
                                                 terminated, or if any submitted
                                                 subscriptions no longer comply
                                                 with the amended terms of this
                                                 offering, we will return all
                                                 funds received from such
                                                 subscriptions, without
                                                 interest.

Procedure for Exercising Rights................. To exercise your rights, you must complete the subscription
                                                 certificate and deliver it to
                                                 the subscription agent,
                                                 Computershare Investor
                                                 Services, with full payment for
                                                 all the rights you elect to
                                                 exercise. Computershare
                                                 Investor Services must receive
                                                 the proper forms and payments
                                                 on or before the expiration
                                                 date.

                                                 You may deliver your
                                                 subscription documents and
                                                 payments by mail or commercial
                                                 courier. If regular mail is
                                                 used for this purpose, we
                                                 recommend using insured,
                                                 registered mail. You may use an
                                                 alternative "Notice of
                                                 Guaranteed Delivery" procedure
                                                 if you are unable to deliver
                                                 the subscription certificate
                                                 before the expiration date,
                                                 subject to the requirements of
                                                 this procedure described under
                                                 "The Rights Offering--Special
                                                 Procedure under 'Notice of
                                                 Guaranteed Delivery' Form" on
                                                 page 33.

Shares of Common Stock Outstanding As of
the Date of this Prospectus..................... ______ shares of common stock.

Shares of Common Stock Outstanding Upon
Completion of Rights Offering................... ______ shares of common stock, if this rights offering is
                                                 fully subscribed.

Questions and Answers about this Rights Offering

Q.   What is a right?

A. Rights give our stockholders the right to purchase additional shares of our common stock for $ ___ per share. You are receiving one right for each ___ shares of common stock that you owned as of the close of business on the record date for this offering. Each right entitles you to purchase shares under a basic subscription privilege and an oversubscription privilege, as we explain below. The record date for this rights offering is ___________, 2001.

Q.   Why is the Company offering the rights?

A. We are conducting this offering to raise additional capital for our company. We need this capital to fund our planned capital expenditures and operations through 2002. We chose this rights offering over other financing alternatives to provide stockholders with the opportunity to avoid ownership dilution by participating in the issue of the shares of common stock on a pro rata basis. If this rights offering is fully subscribed, we would receive $30,000,000 (before fees and expenses of this offering). Our largest stockholder, who owns 54.1% of the outstanding shares of our common stock, has indicated that it intends to participate in this rights offering with up to $20,000,000 of stock purchases. If this stockholder exercises its basic subscription privilege in full, we expect to receive at least $16,000,000 in this offering. We will use the net proceeds of this offering to repay debt to this stockholder, to fund capital expenditures, to acquire additional properties and for general corporate purposes.

Q.   What is the basic subscription privilege?

A. By exercising your rights, you may purchase one share of common stock for every whole right issued to you at the subscription price of $____per share. For example, if you owned 100 shares of common stock on the record date, you have the right to purchase ___ shares of common stock for $ ___ per share. This is your "basic subscription privilege."

Q.   What is the oversubscription privilege?

A. The oversubscription privilege entitles you to subscribe to additional shares of our common stock at the same price per share, subject to the following conditions:

     . You must exercise the oversubscription privilege at the same time you exercise your basic subscription privilege;

     .  You must exercise your basic subscription privilege in full;

     . In exercising your oversubscription privilege, you pay the full subscription price for all of the shares you are electing to purchase; and

     . Other stockholders receiving rights do not elect to purchase all of the shares offered under their basic subscription privilege.

     If oversubscription requests exceed shares available, we will allocate the available shares pro rata among our stockholders that oversubscribed based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will return to you any excess subscription price without interest if your oversubscription request exceeds shares available.

Q.   Will I receive fractional rights or shares?

A. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole right.

Q.   Has the board of directors made a recommendation regarding this offering?

A. Our board of directors makes no recommendation to you about whether you should exercise any rights.

Q.   How soon must stockholders act?

A. The rights may be exercised beginning on the date of this prospectus and expire on ____ , 2001, at 5:00 p.m., Mountain Time. The subscription agent must actually receive all required documents and payments before that date and time.

Q.   May I transfer my rights?

A.   No. The rights may be exercised only by the person to whom they are issued.

Q.   Am I required to subscribe in this rights offering?

A. No. You are not required to exercise any rights, purchase any shares, or otherwise take any action in response to this rights offering.

Q.   What will happen if I do not exercise my rights?

A. If you do not exercise any rights, the number of shares you own will not change, but your percentage ownership of our company will decline following this rights offering if any other stockholders exercise their rights.

Q. May I change or cancel my exercise of rights after I send in the required forms?

A.   No.  All exercises of rights are irrevocable.

Q.   Will my money be returned if this rights offering is cancelled?

A. We may cancel or terminate this rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

Q. What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, dealer or other nominee?

A. If you hold your shares of our common stock through a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act for you.

     If you wish to participate in this rights offering and purchase shares, please promptly contact the record holder of your common stock. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Instructions by Beneficial Owners to Brokers and Other Nominees." You should have received this form from your record holder with the other rights offering materials. If you did not receive this form, please contact Computershare Investor Services, our subscription agent, at (303) 984-4042.

Q.   What fees or charges apply if I purchase shares?

A. We are not charging you any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

Q.   How do I exercise my rights?

A. As a record holder of our common stock on the record date, you are receiving this prospectus, a subscription certificate evidencing your subscription rights and instructions on how to purchase shares. If you wish to participate in this rights offering, then before your rights expire, you must:

     .  deliver a properly completed subscription certificate; and

     . deliver the subscription price by wire transfer of immediately available funds, certified or cashier's check drawn on a U.S. bank, or personal check which you should allow at least five days to clear before expiration of the rights.

     If you are exercising your oversubscription privilege, the oversubscription shares you wish to purchase must be paid with your basic subscription amount. We will return the subscription price for any part of your oversubscription that we are unable to honor after the end of the offering period, without interest.

Q. What if I am unable to deliver my subscription certificate by the expiration time of this offering?

A. There is an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the subscription certificate if full payment is received before the expiration date and a securities broker or qualified financial institution signs the "Notice of Guaranteed Delivery" form to guarantee that your properly completed subscription certificate will be timely delivered.

Q.   To whom should I send forms and payment?

A. You should send your subscription documents and payment by mail or courier service to:

     By Mail:                          By Hand Overnight Courier:
     -------                           -------------------------
     Computershare Investor Services   Computershare Investor Services
     P.O. Box 1596                     12039 West Alameda Parkway, Suite Z-2
     Denver, Colorado 80201-1596       Lakewood, Colorado 80228

     For instructions on how your subscription payment should be sent to Computershare Investor Services, see "The Rights Offering - Required Forms of Payment of Subscription Price" on page 32. Securities brokers and other qualified financial institutions can use an alternate procedure called "Notice of Guaranteed Delivery." See "The Rights Offering - Special Procedure under "Notice of Guaranteed Delivery Form" on page 33.

Q.   What should I do if I have other questions?

A. If you have questions, need additional copies of offering documents or otherwise need assistance, please contact our information agent, Geoff High of Pfeiffer High Public Relations (303) 393-7044. To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information About Us" on page 4 of this prospectus.

                                 RISK FACTORS

Risk Factors Related to this Rights Offering

There are risks related to this offering that could result in substantial losses for investors who exercise their rights. These risks include:

   Risks Relating to Stock Price and Delivery of Certificates

     . Decline in Our Stock Price. We cannot assure you that the public trading price of our common stock will not decline to a price that is below the subscription price during or after this rights offering. If that occurs, you will have purchased shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Until certificates are delivered upon expiration of this offering, you may not be able to sell the shares you purchased in this offering. Certificates representing shares of our common stock purchased in this rights offering will be delivered as soon as practicable after expiration of this offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of your rights.

     . Future Market Price of Our Stock. Future prices of our stock may be affected positively or negatively by our future revenues and earnings, changes in estimates by analysts and our ability to meet such estimates, speculation in the trade or business press about our company, and overall conditions affecting our businesses, economic trends and the securities markets.

     . The Subscription Price is Not an Indication of Our Value. Our board of directors set the subscription price after considering a variety of factors, including the desire to encourage full stockholder participation in this offering. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

   Procedural Risks

     . You cannot revoke or amend your subscription. You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment. If we cancel this rights offering, we are obligated only to refund payments actually received, without interest.

     . You Need to Act Promptly and Follow Subscription Instructions. Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, Computershare Investor Services, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, Computershare Investor Services may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor Computershare Investor Services undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

     . Risk of Personal Checks. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

     . If you do not exercise your rights, your relative ownership interest will be diluted. If you choose not to exercise your subscription rights in full, your relative ownership interest in our company will be diluted. In addition, because, when it was determined, the subscription price represents a discount from the prevailing market price of our common stock, stockholders who choose not to exercise their subscription rights could experience dilution of their economic interest in our company.

Risk Factors Relating to the Company

We are dependent upon financing from outside sources to further develop our natural gas properties and we cannot assure that financing will be raised.

     With the substantial reduction in cash flow from operations following the sale of the majority of our U.S. producing oil and gas assets during fiscal 2000, there is not sufficient cash flow from operations to support our overhead and other projected cash needs during 2001. This rights offering is one course of action which should assist us in meeting our cash funding needs. Depending upon the net proceeds raised in this offering, we may pursue other financing alternatives, including additional debt financing, further sales of common stock and asset sales. There can be no assurance that we will be able to obtain additional financing required to fund our proposed business plan in 2001 and beyond, or if any financing is obtained, that it will be on beneficial terms to our stockholders.

     For the past several years, our primary sources of liquidity have been from debt and equity financing provided by our majority stockholder, Slough Estates USA Inc., along with sales of producing oil and gas properties in the United States. Slough has indicated that it is willing to make an additional equity investment of up to $20 million in our common stock through this rights offering or otherwise, and that it would be prepared to loan additional funds to us if needed through March 2002. Additional stock purchases or loans of additional funds from Slough could be on terms that are not advantageous to our other stockholders.

We lack diversification because our business plan is highly concentrated in coalbed methane properties in Australia.

     Because we lack diversification, our financial results and condition in the near term and possibly longer term will rely significantly upon the success of our Australian operations. In the fiscal year ended September 30, 2000, we sold most of our conventional U.S. oil and gas properties after determining in early 2000 to concentrate on the exploration and development of coalbed methane properties. Currently, most of our efforts and resources are being expended on our coalbed methane properties located in Queensland, Australia.

Widely fluctuating oil and gas prices significantly influence our revenues and earnings.

     Because a significant portion of our production is in Australia, the level of our revenues will be particularly sensitive to the prices we are able to receive in Australia. Our revenues and earnings are determined, to a large degree, by prevailing prices for natural gas and, to a lesser extent, oil. In Australia, natural gas sales are usually made using short- or long-term contracts rather than through spot prices. As a result, the natural gas price has not been as volatile as in the United States. Historically, oil and gas prices in the United States have been volatile and are likely to continue to be volatile. For example, during the winter of 1998-1999, natural gas prices and oil prices were significantly lower than current prices. These prices are subject to wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty and numerous additional factors that are beyond our control. The factors that influence oil and, to a lesser extent, gas prices include:

     . worldwide political instability, particularly in the Middle East and other major oil-producing regions,

     .     the foreign supply of oil and gas and the price of foreign imports,

     .     the level of consumer product demand,

     .     government regulations and taxes,

     .     the price and availability of alternative fuels, and

     .     the overall economic environment.

     A substantial or extended decline in oil and gas prices would have a material negative effect on our financial position, results of operations, quantities of gas and oil that may be economically produced and access to capital.

Loss of our few major customers could negatively affect our results of operations.

     While we do not believe that the loss of any of our major customers would have a material adverse impact on our ability to sell our production to other purchasers at similar prices, loss of revenue from these customers due to nonpayment could have a negative impact on our results of operations. In the United States, one purchaser currently represents over 80% of our domestic oil and gas revenue. All of our Australia natural gas sales are currently made to one purchaser under two five-year gas supply contracts.

We must successfully acquire or develop additional reserves of gas or oil in order to continue long-term production.

     Our future production of gas and oil is highly dependent upon our level of success in acquiring or finding additional reserves. The rate of production from our oil and gas properties generally decreases as reserves are depleted. The productive life of our coalbed methane reserves is not certain, since our project is in its early stages. Our proved reserves will decline over time unless we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional recoverable reserves.

We have limited control over development of our properties because we are not the operator of the properties.

     As the non-operating owner of working interests in Australia and the United States, we do not have the right to direct or control the drilling and operation of wells on the properties. As a result, the rate and success of the drilling and development activities on those properties operated by others may be affected by factors outside of our control, including:

     .     the timing and amount of capital expenditures;

     . the operator's business and technical expertise and financial resources; and

     . the selection of suitable technologies for certain operational activities.

     If the operators of these properties do not reasonably and prudently drill and develop these properties, then the value of our working interest may be negatively affected. We and other non-operating interest owners in the Comet Ridge project in Queensland, Australia have brought a lawsuit against the operator on the project for, among other claims, breach of the operating agreement, and we are seeking the removal of this operator from the project. While the operator is legally obligated to perform its duties under the operating agreement during the pendency of the lawsuit, our relationship with the operator is strained, which may adversely affect the development of the project.

The Australian gas market is currently limited and in the early stages of development, and no assurances can be made that gas markets will develop sufficiently to provide us with financial success.

     If, as we develop and expand production of our Australian gas reserves, the Australian market for gas does not also develop and grow, there may be too much gas for the market to absorb, causing natural gas prices to significantly decrease, which would negatively impact our results of operations and financial condition. Unlike the United States, Australia's market for natural gas is in its early stages and is primarily based on commercial and industrial use. In addition, as of the date of this prospectus, Australia lacks significant pipeline and other gas transportation infrastructure to transport large amounts of gas from certain distant areas to major population centers.

Sales of outstanding shares may hurt our stock price.

     The market price of our common stock could fall substantially if our stockholders sell large amounts of our common stock. The possibility of such sales in the public market may also hurt the market price of our securities. As of April 1, 2001, the Company had 24,472,587 shares of common stock outstanding. Potential future sales of our common stock include 13,359,340 shares beneficially held by our officers, directors and principal stockholders representing 54.6% of the total number of shares outstanding. There is currently an effective Registration Statement on Form S-3 registering the public offer and sale of 1,463,328 shares of our common stock held by unaffiliated stockholders. In addition, the daily trading volume of our common stock has not been significant for the past several years. Any continuous or large sales of our common stock in the open market can be expected to affect the volatility of our share price.

Competing supplies of gas in Australia would be a detriment to our earnings.

     Alternative large-scale supplies of natural gas, whether from within or outside of Queensland, would significantly affect the future supply for natural gas in the Queensland market, the area of our primary focus. One such alternative would be the proposed 1,988-mile gas pipeline that would connect Queensland with Papua New Guinea's southern highlands fields, which contain significant gas reserves. Completion of this pipeline project, a pipeline proposal to bring gas from the Timor Sea into eastern Australia, or the availability of other gas supplies would likely lower the price of natural gas at least in the short term, and as a result, adversely impact our earnings and financial condition.

Existing principal stockholders and management own a significant amount of our outstanding stock which gives them control of our activities.

     Existing principal stockholders and management own 54.6% of the outstanding shares of our common stock. Such persons, as a practical matter, control our operations as they are able to elect all members of our board of directors.

Our reported reserves of gas and oil represent estimates which may vary materially over time due to many factors.

     (a) Generally. Because our reserves in Australia do not have a significant production history, our estimated reserves may be subject to downward revision based upon future production, results of future exploration and development, prevailing oil and gas prices, operating and development costs and other factors. There are numerous uncertainties and uncontrollable factors inherent in:

                 . estimating quantities of oil and gas reserves, . projecting future rates of production, and . timing of development expenditures.

           In addition, the estimates of future net cash flows from our proved reserves and the present value of such reserves are based upon various assumptions about future production levels, prices and costs that may prove to be incorrect over time. Any significant variance from the assumptions could result in material differences in the actual quantity of our reserves and amount of estimated future net cash flows from our estimated oil and gas reserves.

     (b) Proved Reserves; Ceiling Test. A deterioration of gas or oil prices could result in our recording a non-cash charge to earnings at the end of a quarter or year. We have incurred write-downs in the past and may do so in the future. Our proved reserve estimates are based upon our analysis of our oil and gas properties and are subject to rules set by the SEC. We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the SEC. Under these rules, capitalized costs of oil and gas properties on a country-by-country basis may not exceed the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties as adjusted for related tax effects. At the end of each quarter, the test is applied using unescalated prices in effect at the applicable time and may result in a write-down if the "ceiling" is exceeded, even if prices decline for only a short period of time.

Our future hedging activities may prevent us from realizing the benefits in gas or oil price increases.

     To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of the hedges during certain time periods. From time to time we have engaged in hedging activities with respect to some of our projected oil and gas production through a variety of financial arrangements designed to protect against price declines, including swaps, collars and futures agreements. We currently are not a party to any hedging contracts but may engage in hedging in the future.

Exercise of outstanding warrants and options may dilute current stockholders.

       Our outstanding warrants and options could inhibit our ability to obtain new equity because of reluctance by potential equity holders to absorb potential dilution to the value of their shares. As of April 1, 2001, we had warrants and options outstanding to purchase 3,523,336 shares of our common stock at a weighted average exercise price of $2.52 representing 12.6% of the outstanding shares of common stock, assuming their full exercise. These warrants and options enable the holder to profit from a rise in the market value of our common stock with potential dilution to the existing holders of common stock.

Our board of directors can issue preferred stock with terms that are preferential to our common stock.

     Our board of directors may issue up to 10,000,000 shares of cumulative preferred stock and up to 10,000,000 shares of non-cumulative preferred stock without action by our stockholders. The board of directors has the authority to divide the two classes of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series. Rights or preferences could include, among other things:

     . the establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders,

     . greater or preferential liquidation rights which could negatively affect the rights of common stockholders, and

     . the right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.

     In addition, the ability of our board of directors to issue preferred stock could impede or deter unsolicited tender offers or takeover proposals.

We face significant competition in the oil and gas industry from a multitude of small to large oil and gas companies.

     The oil and gas industry is highly competitive. As a small independent oil and gas company, we frequently compete for exploration leases, licenses, concessions, acquisitions and marketing agreements against companies having substantially larger capital, financial and other resources than we possess. We compete with a number of other potential purchasers for coalbed methane properties, and our ability to replace reserves sold and produced will be dependent upon our ability to develop existing coalbed methane resources and select, acquire and develop a sufficient number of suitable coalbed methane properties. We may be disadvantaged in competing effectively with these larger entities.

Negative economic or regulatory trends will likely affect our operations.

     Our operations are subject to the risks and uncertainties of general economic conditions in the U.S. and Australia, along with risks associated with changes in environmental, tax, labor and other laws and regulations to which we are subject in both countries. Adverse economic trends would likely hamper the condition of the capital markets we utilize to finance our operations.

We are subject to political and economic risks with respect to our Australian operations.

     Our primary operations are in Australia, where we conduct natural gas exploration, development and production activities, which may be subject to:

     . political and economic uncertainties, including changes, sometimes frequent or marked, in governmental energy policies or the personnel administering them,

     .  cancellation or modification of contract rights, and

     . royalty and tax increases and other risks arising out of governmental sovereignty over the areas in which we conduct our operations.

     Consequently, our Australian operations may be substantially affected by factors beyond our control, any of which could negatively affect our financial performance. Further, in the event of a dispute in Australia that does not arise under the joint operating agreement for the Comet Ridge project, we may be subject to the exclusive jurisdiction of Australian courts or we may not be successful in subjecting non-U.S. persons to the jurisdiction of courts in the U.S., either of which could adversely affect the outcome of a dispute.

Our exploration rights in Australia are subject to renewal at the discretion of the government.

     Non-renewal of the Comet Ridge ATP would likely have a significant adverse affect on our business plan to develop ATP 526 and would significantly lower the number of additional drilling locations that we have identified in the ATP. Gas exploration in Queensland, Australia is conducted under an ATP which is granted at the discretion of the Queensland Minister for Mines and Energy. Each ATP requires the expenditure of a set amount of exploration costs, and is subject to renewal every four years. On renewal of an ATP, the Minister may require reduction of the area to which the ATP applies. The primary ATP in which we have been exploring, ATP 526, covering approximately 1,088,000 gross acres, is currently up for renewal. We are not aware of a reason why the ATP would not be renewed, but no assurances can be given that the portion of the ATP not already subject to petroleum leases will be fully or even partially renewed.

We may be negatively impacted by the currency exchange rate between United States and Australia since we receive significant revenues from gas sales in Australia.

     There can be no assurance that we will not experience losses from currency fluctuations of the Australian dollar. Currently, a substantial portion of our revenues is generated from natural gas sales denominated in Australian currency. These revenues are impacted by foreign currency fluctuations. In addition, the reported value of our Australian subsidiary's net assets is subject to currency fluctuations. Foreign revenues are also subject to special risks that may disrupt markets, including the risk of war, civil disturbances, embargo and government activities.

We face significant operating risks which may not be insurable.

     Our operations are subject to all of the risks and hazards typically associated with the exploration, development, production and transportation of oil and gas. These risks will likely require spending large amounts of money for identification and acquisition of properties and for drilling and completion of wells. The exploration, drilling, production and transportation of oil and gas can be hazardous. Unforeseen occurrences can happen, including property title uncertainties, unanticipated pressure or irregularities in formations, blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, injury to persons, loss of life or damage to property or the environment. Even if our exploration activities discover gas and oil reserves, we cannot give assurance that they can be produced in economic quantities sufficient to justify the cost, that they can be economically transported from the field, or that they can be marketed satisfactorily. We maintain insurance against certain losses or liabilities arising from our operations in accordance with customary industry practices and in amounts that our management believes to be prudent. However, insurance is not available for all operational risks, and the occurrence of a significant event that is not fully insured could negatively impact our results of operations and financial condition.

We face significant risks that natural gas property acquisition and development will not meet expectations or will subject us to unforeseen environmental liability.

     While we perform a review consistent with industry practices prior to acquiring any gas and oil property, reviews of this type are inherently incomplete. It generally is not feasible to review in-depth every individual property involved in each acquisition. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we may be required to assume certain environmental and other risks and liabilities in connection with acquired properties. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs with respect to acquired properties, and actual results may vary substantially from those assumed in the estimates. Therefore, while our current projects do not include the acquisition of developed properties, we cannot make any assurances that acquisitions will not have a negative effect upon our operating results.

Significant governmental regulations and other legal considerations increase our operating costs and subject us to potential significant liability.

     (a) Generally. Our U.S. exploration, development, production and marketing operations are regulated extensively at federal, state and local levels. These laws and regulations govern a wide variety of matters. For example, most states in which we operate regulate the quantities of natural gas that may be produced from wells within their borders to prevent waste in the production of natural gas and to protect the correlative rights of competing interest owners. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. It is not possible at this time to determine what changes may occur with respect to such regulations and what effect, if any, possible changes may have on us and the oil and gas industry as a whole.

     (b) Environmental. Our U.S. gas and oil operations are subject to significant federal, state and local governmental regulations with respect to the production, handling, transportation and disposal of gas and oil and their by-products, including water, for which our liability could extend beyond the time period during which we own the properties. Our Australian operations are also subject to similar regulation by the Australian authorities. To date, we have not been required to expend significant resources in order to satisfy applicable environmental laws and regulations. However, compliance costs under existing legal requirements and under any new requirements that might be enacted could become material. Additional matters subject to governmental regulation include discharge permits for drilling operations, performance bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. Although we believe that we are in substantial compliance with existing applicable environmental laws and regulations, it is possible that substantial costs for compliance may be incurred in the future under current or new environmental laws which may negatively impact our results of operations or financial condition.

     (c) Australia.

     Commonwealth of Australia Regulations. The regulation of the oil and gas industry in Australia is similar to that of the United States, in that regulatory controls are imposed at both the state and commonwealth levels. Specific commonwealth regulations impose environmental, cultural heritage and native title restrictions on accessing resources in Australia. These regulations are in addition to any state level regulations. Native title legislation was enacted in 1993 in order to provide a statutory framework for deciding questions such as where native title exists, who holds native title and the nature of native title which were left unanswered by a 1992 Australian High Court ("Court") decision. The Commonwealth and Queensland State governments have passed amendments to this legislation to clarify uncertainty in relation to the evolving native title legal regime in Australia created by the decision in another Court case decided in 1996. Each authority to prospect, petroleum lease and pipeline license must be examined individually in order to determine validity and native title claim vulnerability.

     State of Queensland Regulations. The regulation of exploration and recovery of gas and oil within Queensland is governed by state-level legislation. This legislation regulates access to the resource, construction of pipelines and the royalties payable. There is also specific legislation governing cultural heritage, native title and environmental issues. Environmental matters are highly regulated at the state level, and most states in Australia have in place comprehensive pollution and conservation regulations. In particular, gas and oil operations in Queensland must comply with the Environmental Protection Act and the Australian Petroleum Production and Exploration Association Code of Practice. The cost to comply with these regulations cannot be estimated at this time, although we believe that costs will not be material and will not significantly hinder or delay our development plans in Australia.

     Australia Crude Oil and Gas Markets. The Australia and Queensland onshore crude oil and gas markets are not regulated. However, a national regulatory framework for the natural gas market in Australia has commenced its roll out on a state by state basis, with Queensland expected to implement legislative changes in the year 2001. The National Gas Access Regime is being developed by a group of government and oil and gas industry representatives. Among the objectives of this regime are to provide a process for establishing third party access to natural gas pipelines, to facilitate the development and operation of a national natural gas market, to promote a competitive market for gas in which customers are able to choose their supplier, and to provide a right of access to transmission and distribution networks on fair and reasonable terms and conditions. We cannot currently ascertain the impact of this regime.

Our federal tax loss carryforwards expire if unused at various dates through fiscal 2020.

     As of December 31, 2000, we had net operating loss carryforwards for federal income tax purposes of approximately $26 million, which expire at various dates through fiscal 2020, subject to certain limitations. To the extent we generate taxable income, the utilization of these carryforwards provides us with a significant benefit by effectively lowering our current federal income tax rate from approximately 35% to approximately 2%. Under complex federal income tax rules, our net operating loss carryforwards are subject to annual limitations if there is a change of over 50% in our stock ownership during any three-year period. Thus, usage of our net operating loss carryforwards could be limited, for example, if we issue substantial amounts of common stock, or if our large stockholders sell substantial amounts of their common stock. Also, if we are acquired by another entity, the acquirer could be limited in its ability to utilize the loss carryforwards which might negatively affect the purchase price for our common stock.

We are dependent upon the services of our President and Chief Executive Officer.

     We are highly dependent on the services of our President, Chief Executive Officer and Chairman of the Board, David L. Bradshaw. We do not have an employment agreement with Mr. Bradshaw and we do not carry any key man life insurance on Mr. Bradshaw. The loss of his services could negatively impact our operations.

                              THE RIGHTS OFFERING

Before exercising any rights, you should read carefully the information set forth under "Risk Factors" beginning on page 17 of this prospectus.

The Rights

     As soon as practicable after the date of this prospectus, we are distributing, at no charge, to holders of our common stock as of 5:00 p.m. (Mountain Time) on the record date of ____ , 2001, one subscription right for every ___ shares of common stock owned at that time to purchase additional shares of common stock. Each whole right entitles you to purchase one share of our common stock for the subscription price. On April 11, 2001, the last reported sales price for our common stock on the American Stock Exchange was $3.30 per share.

     We will not issue fractional rights. If the number of shares of common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded up to the nearest whole right.

Subscription Price

     The subscription price for this rights offering is $___ per share payable in cash. All payments must be cleared on or before the expiration date.

Basic and Oversubscription Privileges

     Basic Subscription Privilege. You are entitled to purchase one share of common stock at the subscription price for every whole right exercised.

     Oversubscription Privilege. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription privilege. If there are not enough shares available to fill all such subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

     You are not entitled to exercise the oversubscription privilege unless you elect to exercise your basic subscription privilege in full. For this oversubscription purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

     You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full. In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all of the shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of this rights offering. Interest will not be payable on amounts refunded.

     Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to Computershare Investor Services and us and report certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report:

     . the number of shares held on the record date on behalf of each beneficial owner,

     . the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner,

     . that each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and

     . the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

     If you complete the portion of the subscription certificate to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

Reason for this Rights Offering

     We are conducting this offering after exploring various alternatives for raising funds to meet our capitalization needs. We have concluded that other alternatives would likely not be successful in raising the desired funds on a timely basis. Additionally, we chose to do this rights offering over other financing alternatives in order to provide our stockholders with an opportunity to participate in the issue of shares of common stock on a pro rata basis. We will use the net proceeds of this offering to repay debt to our largest stockholder, and toward further exploration and development activities. See "Use of Proceeds" on page 37 of this prospectus.

No Board Investment Recommendation to Stockholders

     Our board of directors does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

     If you choose not to exercise your subscription rights in full, your relative ownership interest of our company will be diluted to the extent other stockholders exercise their rights. If you exercise your rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the trading price for our common stock will not decline to a price that is below the subscription price during or after this rights offering. For a summary of some of the risks a new investment would entail, see "Risk Factors" beginning on page 17.

Expiration Time and Date

     The rights may be exercised beginning as of the date of this prospectus and expire on ____, 2001, at 5:00 p.m., Mountain Time. Rights not exercised by the expiration date will be null and void.

     In order to exercise rights in a timely manner, Computershare Investor Services must receive, prior to the expiration date, the properly executed and completed subscription certificate or "Form of Notice of Guaranteed Delivery," together with full payment for all shares you wish to purchase.

No Revocation

     You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

Transferability of Rights

     The rights are not transferable and may be exercised only by the persons to whom they are issued.

Extension, Withdrawal and Amendment

     We reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by rights holders will be returned. Interest will not be payable on any returned funds.

     We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will:

     . mail notice of the amendment to all stockholders of record as of the record date,

     .  extend the expiration date by at least ten days and

     . offer all subscribers no less than ten days to revoke any subscription already submitted.

The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Exercise Only by Record Holders

    We are sending a subscription certificate to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription certificate and deliver it with full payment for the shares to be purchased in a timely fashion. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, Computershare Investor Services, as of the record date.

    A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held as of the record date by their beneficial owners, upon proper showing to Computershare Investor Services.

    If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners it represents are entitled to exercise.

Foreign and Unknown Addresses

    We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by Computershare Investor Services for those stockholders. To exercise their rights, these stockholders must notify Computershare Investor Services, attention: John Harmann, (303) 984-4042, prior to 11:00 a.m., Mountain Time, on the third business day prior to the expiration date.

Right to Block Exercise Due to Regulatory Issues

    We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking such clearance or approval.

    We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of this rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in this rights offering in order to carry out this rights offering in such state or jurisdiction.

Procedures to Exercise Rights

     Please do not send subscription certificates or related forms to us. Please send the properly completed and executed form of subscription certificate with full payment to Computershare Investor Services, the subscription agent for this rights offering.

     You should read carefully the subscription certificate and related instructions and forms which accompany this prospectus. You should call Geoff High, at the address and telephone number listed below under the caption "The Rights Offering - Questions and Assistance Concerning the Rights" promptly with any questions you may have.

     You may exercise your rights by delivering to Computershare Investor Services at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date:

     . Properly completed and executed subscription certificate(s) which evidence your rights. See "The Rights Offering - Delivery of Subscription Certificate" below for instructions on where to send these.

     . Payment in full of the subscription price for each share of our common stock you wish to purchase under the basic subscription privilege and the oversubscription privilege. See "The Rights Offering - Required Forms of Payment of Subscription Price" below for payment instructions.

Required Forms of Payment of Subscription Price

     The subscription price is $ ___ per share subscribed for, payable in cash. All payments must be cleared on or before the expiration date. If you exercise any rights, you must deliver to Computershare Investor Services full payment in the form of:

     . a personal check, certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to "Computershare Investor Services, as Subscription Agent"; or

     . a wire transfer of immediately available funds to the account maintained by Computershare Investor Services for this rights offering. If you desire to make payment by wire transfer, you must contact John Harmann, Computershare Investor Services, at (303) 984-4042, to receive a Wire Authorization Form.

     In order for you to timely exercise your rights, Computershare Investor Services must actually receive the subscription price before the expiration date. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before such date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

Delivery of Subscription Certificate and Other Documents

     All subscription certificates, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to Computershare Investor Services as follows:

     By Mail:                           By Hand Overnight Courier:
     -------                            -------------------------

     Computershare Investor Services    Computershare Investor Services
     P.O. Box 1596                      12039 West Alameda Parkway, Suite Z-2
     Denver, Colorado 80201-1596        Lakewood, Colorado 80228

     Eligible institutions may deliver "Notice of Guaranteed Delivery" forms by facsimile transmission. Computershare Investor Services' facsimile number is
(303) 986-2444, Attention: John Harmann. You should confirm receipt of all facsimiles by calling (303) 984-4042.

Special Procedure Under "Notice of Guaranteed Delivery" Form

     If you wish to exercise rights but cannot ensure that Computershare Investor Services will actually receive the executed subscription certificate before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

     . Full payment must be received by Computershare Investor Services prior to the expiration date for all of the shares of our common stock you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege.

     . A properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by us with your subscription certificate and accompanied by a Medallion Guaranty must be received by Computershare Investor Services at or prior to the expiration date.

     . The "Notice of Guaranteed Delivery" form must be executed by both you and one of the following:

     .  a member firm of a registered national securities exchange,

     .  a member of the National Association of Securities Dealers, Inc. (NASD),

     . a commercial bank or trust company having an office or correspondent in the United States, or

     . other eligible guarantor institution qualified under a guarantee program acceptable to Computershare Investor Services.

        The co-signing institution must provide a Medallion Guaranty on the Notice of Guaranteed Delivery guaranteeing that the subscription certificate will be delivered to Computershare Investor Services within three business days after the date of the form. Your Notice of Guaranteed Delivery form must also provide other relevant details concerning the intended exercise of your rights.

     . The properly completed subscription certificate(s) with any required signature guarantee must be received by Computershare Investor Services within three business days following the date of the related Notice of Guaranteed Delivery.

     . If you are a nominee holder of rights, the "Nominee Holder Certification" must also accompany the Notice of Guaranteed Delivery.

     A Notice of Guaranteed Delivery may be delivered to Computershare Investor Services in the same manner as subscription certificates at the addresses set forth above under the caption "The Rights Offering - Delivery of Subscription Certificate" or facsimile transmission.

     Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Computershare Investor Services, whose address and telephone number were previously listed under the caption "Delivery of Subscription Certificate and Other Documents."

Incomplete Forms; Insufficient or Excess Payment

     If you do not indicate on your subscription certificate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows:

     . you will be deemed to have exercised your basic subscription privilege to the full extent of the payment received, and

     . if any funds remain, you will be deemed to have exercised your oversubscription privilege to the extent of the remaining funds.

     We will return any payment not applied to the purchase of shares under this rights offering as soon as practicable by mail. Interest will not be payable on amounts refunded.

Prohibition on Fractional Shares

     Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and, as soon as practicable, refunding without interest any payment received for a fractional share.

Instructions to Nominee Holders

     If you are a broker, trustee or depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

     To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of "Nominee Holder Certification," and submit them on a timely basis to Computershare Investor Services with the proper payment.

Risk of Loss on Delivery of Subscription Certificate Forms and Payments

     Each holder of rights bears all risk of the method of delivery to Computershare Investor Services of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Computershare Investor Services and clearance of payment prior to the expiration date.

     Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

Procedures for DTC Participants

     If you are a DTC participant, we expect that your exercise of your basic subscription privilege (but not your oversubscription privilege) may be made through the facilities of The Depository Trust Company (commonly known as DTC). If your rights are exercised as part of the basic subscription privilege through DTC, we refer to them as DTC Exercised Rights. If you hold DTC Exercised Rights, you may exercise your oversubscription privilege by properly executing and delivering to Computershare Investor Services, at or prior to the time the rights expire, a DTC participant oversubscription exercise form and a nominee holder certification and making payment of the appropriate subscription price for the number of shares of common stock for which your oversubscription privilege is to be exercised. Please call John Harmann, Computershare Investor Services at (303) 984-4042 to obtain copies of the DTC oversubscription privilege form and the nominee holder certification.

How Procedural and Other Questions Are Resolved

     We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

     Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor Computershare Investor Services have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document. Neither we nor Computershare Investor Services will incur any liability for failure to give such notification.

     We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

Issuance of Stock Certificates

     Stock certificates for shares purchased in this rights offering will be issued as soon as practicable after the expiration date. Computershare Investor Services will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Questions and Assistance Concerning the Rights

     You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

Geoff High
Pfeiffer High Public Relations, Inc.
600 South Cherry Street, Suite 515
Denver, CO 80246
Phone: (303) 393-7044
Fax: (303) 393-7122
geoff@pfeifferhigh.com
----------------------

                                USE OF PROCEEDS

     We estimate that the net proceeds of this offering will be approximately $29,700,000 after estimated offering expenses of $300,000. We anticipate using the proceeds in order of priority as follows:

     .  $12.0 million for repayment of debt owed to our largest stockholder;

     . $4.5 million for capital expenditures on our Hanna Basin project located in Wyoming;

     . $3.2 million in capital expenditures with respect to ATPs 655, 675 and 690 in Queensland, Australia; and

     . $10.0 million for other capital expenditures and general corporate purposes.

                                 CAPITALIZATION

     The following table shows our total capitalization as of December 31, 2000
(1) on an actual basis, (2) on a pro forma basis to give effect to our initial funding under the credit facility with TCW Asset Management Company and various transactions with our largest stockholder, all of which occurred during the quarter ended March 31, 2001, and (3) on a pro forma adjusted basis to give effect to this offering and the application of the net proceeds as described under "Use of Proceeds," assuming the rights offered by this prospectus are fully exercised. This table should be read together with this prospectus and the consolidated financial statements and notes thereto included in our Transition Report on Form 10-KSB for the three month transition period ended December 31, 2000, which is incorporated by reference in this prospectus.

                                                         As of December 31, 2000
                                                 --------------------------------------
                                                                            Pro Forma
                                                  Actual    Pro Forma (1)  As Adjusted
                                                 --------   -------------  ------------
                                                             (in thousands)

Cash and cash equivalents (2)                    $  3,038       $ 13,132      $ 30,832
                                                 ========       ========      ========

Debt:
  Notes payable-related party (short-term)       $    317       $      -      $      -
  Notes payable-related party (long-term)          11,589         12,000             -
  Notes payable (long-term)                             -          7,500         7,500
  Sale/leaseback obligation -
     related party (long-term)                          -          2,500         2,500
                                                 --------       --------      --------
     Total debt                                  $ 11,906       $ 22,000      $ 10,000
                                                 --------       --------      --------

Stockholders' equity:
  Common Stock; par value $.02; 50,000,000
     shares authorized; 24,482,185 issued and
     24,472,587 outstanding actual;
     _____________ issued and ___________
     outstanding pro forma as adjusted (3)            490            490
  Capital in excess of par value                  123,013        123,013
  Accumulated deficit                             (85,959)       (85,959)      (85,959)
  Treasury stock, at cost; 9,498 shares               (25)           (25)          (25)
                                                 --------       --------      --------

     Total stockholders' equity                    37,519         37,519        67,219
                                                 --------       --------      --------

Total capitalization                             $ 49,425       $ 57,137      $ 77,219
                                                 ========       ========      ========

-----------------
(1) Pro forma amount reflects receipt of $7.5 million initial funding from TCW Asset Management Company in February 2001, repayment of $4.4 million notes payable to our largest stockholder, an increase of $4.5 million in notes payable to our largest stockholder and an obligation to repay advances in January 2001 of $2.5 million under a sale/leaseback transaction with our largest stockholder.

(2) Includes $1,459,000 restricted cash collateral held to secure a letter of credit and foreign currency exchange contract.

(3) As of April 1, 2001, we had warrants and options outstanding to purchase 3,523,336 shares of our common stock at a weighted average exercise price of $2.52 representing 12.6% of the outstanding shares of common stock, assuming their full exercise.

                          MARKET FOR OUR COMMON STOCK

     Our common stock is listed and has been trading on the American Stock Exchange since 1992. As of ______________, 2001, there were approximately 1,900 holders of record of the Company's common stock. As of April 11, 2001 the reported closing sales price of the Company's common stock was $3.30 per share. The table below sets forth the high and low closing prices for the common stock of the Company for the periods indicated:


     Quarter ended         2001          2000          1999
     -------------    ------------  ------------  ------------
                       High   Low   High    Low   High    Low
                      -----  -----  -----  -----  -----  -----
     March 31         $3.90  $2.40  $4.06  $1.19  $1.88  $0.69
     June 30                        $3.69  $2.13  $1.94  $0.56
     September 30                   $4.25  $3.25  $1.63  $1.00
     December 31                    $3.75  $3.00  $1.63  $1.06

     We have not paid any cash dividends on our common stock and we do not expect to pay any dividends in the foreseeable future. We intend to retain any earnings to provide funds for operations and expansion of our business.

                      DETERMINATION OF SUBSCRIPTION PRICE

     Our board of directors determined the subscription price after considering a variety of factors, including:

     .  our need for capital in the near term;

     . the likely cost of capital available from alternative sources, assuming that capital could be raised on a timely basis;

     . the price at which our majority stockholder would be willing to participate in the rights offering;

     . the fact that all of our stockholders would have the opportunity to participate in this offering on a pro-rata basis;

     .  historic and current trading prices for our common stock;

     .  recent prices at which we have issued our common stock; and

     .  general economic, business and market conditions.

     The offering price does not necessarily bear any relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of our underlying value. In setting the offering prices our board did not seek or obtain any valuation opinion from outside investment bankers or financial advisors.

                                    BUSINESS

General

     We primarily explore for and develop and produce natural gas with a focus on coalbed methane properties. Our major producing property is located in Queensland, Australia. We also hold exploration permits in Queensland and are involved in coalbed methane exploration in the United States through projects in the Hanna Basin of Wyoming and in western Colorado. We are seeking to increase our coalbed methane gas reserves through exploration and development projects and possibly through the acquisition of producing properties.

     We were organized as a Texas corporation in January 1967. We maintain our principal executive offices at 633 Seventeenth Street, Suite 1550, Denver, Colorado 80202. We also lease office space at 952 Echo Lane, Suite 375, Houston, Texas 77024 and at Level 18, 307 Queen Street, Brisbane, Queensland 4000, Australia.

     We recently changed our fiscal year end of September 30th to a calendar year with a transition period beginning October 1, 2000 and ending December 31, 2000.

Business Activities

  Australia

     In recent years, our exploration and development efforts and the majority of our capital investment have been focused on the Comet Ridge coalbed methane project in Queensland, Australia. Our 90%-owned Australian subsidiary, Tipperary Oil & Gas (Australia) Pty Ltd ("TOGA"), owns a 62.25% non-operating, undivided interest in the project, which consists of Authority to Prospect ("ATP") 526 covering approximately 1,088,000 acres in the Bowen Basin.

     An ATP allows the holder to undertake a range of exploration activities, including geophysical surveys, field mapping and exploratory drilling. Each ATP requires the expenditure of an amount of exploration costs agreed to by Queensland's Department of Mines and Energy and is subject to renewal every four years. Once a petroleum resource is identified, the holder of an ATP may apply for a petroleum lease, which provides the lessee with the ability to conduct additional exploration, development and production activities.

     The Queensland government has granted five petroleum leases to date on ATP 526 that cover approximately 278,000 acres in the southern portion of the ATP known as the Fairview area. Applications have been filed for an additional eight petroleum leases in the northern portion of the ATP. The four-year term of ATP 526 expired on October 31, 2000. The operator of the project has submitted a renewal application which is currently being processed by the Queensland government. Based upon the substantial expenditures made on the project thus far, we expect to receive a renewal of ATP 526, although there is no such assurance. Together with our co-owners in the project, we had drilled 38 wells on the project acreage as of April 1, 2001. There are 17 wells producing a total of approximately 12 MMcf per day into the sales line. Sales from the field have recently averaged approximately 10 MMcf per day. The remaining gas is being flared and vented or used as fuel in connection with compressing the gas. TOGA's share of sales is approximately 6 MMcf per day under two contracts with ENERGEX Retail Pty Ltd, an electric and gas utility owned by the Queensland government. TOGA's estimated net proved reserves from the Comet Ridge property as of December 31, 2000, were 266 Bcf of natural gas. The present value of TOGA's estimated future net revenues from the property, net of income taxes, totaled approximately $70 million, using a 10% discount rate.

     We have begun a 20-well drilling program on the Comet Ridge project and drilling is underway with the first two wells completed. We have a borrowing facility of up to $17 million with TCW Asset Management Company ("TCW") to provide financing for this drilling program. An initial loan advance of $7.5 million received in February 2001 was used to repay an outstanding project financing loan to our majority stockholder, provide restricted working capital and cover initial costs of the drilling program. Additional loan advances of approximately $5 million have been made available to finance the 20-well drilling program on the Comet Ridge project. The remaining commitment under the facility may be used for other lender approved projects.

     Our share of the operator's initial drilling estimate for the 20-well drilling program exceeds our approved funding on the TCW borrowing facility by approximately $3.1 million. If the actual costs of the drilling program exceed the financing and if working capital is not available, we will have to find alternative sources of financing for the difference.

     In addition to the interest in the Comet Ridge project, TOGA owns a 100% interest in the exploration permits granted by the Queensland government that cover a total of approximately 1.5 million acres comprising ATPs 655, 675 and
690. We began exploration by drilling one well each on ATPs 655 and 675 during the quarter ended September 30, 2000. We now plan to production test these wells and drill two more wells on these ATPs during 2001.

  United States

     With the exception of our interest in the West Buna field in east Texas, we have divested our conventional United States oil and gas assets during fiscal 2000 in connection with our focus on coalbed methane operations. The east Texas property that we continue to own comprises non-operating interests in 22 producing wells and undeveloped acreage in the field. Estimated proved reserve volumes attributable to this property as of December 31, 2000, included 2.5 Bcf of gas and 324,000 barrels of oil. The present value of estimated future net revenues from the property, net of income taxes, totaled $15,214,000 as of December 31, 2000, using a 10% discount rate and oil and gas prices as of that date. We may pursue the sale of this property at a later date.

     We used proceeds from the sale of domestic properties to eliminate bank debt, fund operations and pay for the acquisition and drilling costs of our 49% working interest in a 38,000-acre coalbed methane exploration project in the Hanna Basin of southern Wyoming. We acquired this interest from Barrett Resources Corporation, the operator of the project. We have completed a seven-well drilling program and the wells are being tested to evaluate the commercial viability of the project. In addition to the project in Wyoming, we subsequently acquired approximately 68,000 net undeveloped acres in Moffat County, Colorado which we believe is prospective for coalbed methane as well as conventional natural gas. We are currently evaluating options that include operating a pilot drilling program and the sale of undivided interests to industry partners.

Coalbed Methane versus Conventional Natural Gas

     Gas contained in coal deposits has become a significant source of United States natural gas reserves and is expected to be a significant gas source worldwide as well. Commercial production of coalbed methane in large quantities began in the 1980's. The success of coalbed methane production in the United States has generated increasing interest in coalbed methane exploration worldwide.

     Methane is the primary commercial component of the natural gas stream produced from conventional natural gas wells. Methane also exists in its natural state in coal seams. Natural gas produced from conventional natural gas wells also contains, in varying amounts, other hydrocarbons, which generally require the natural gas to be processed. However, the natural gas produced from coal beds generally contains only methane and, after simple dehydration, is generally pipeline-quality natural gas.

     Coalbed methane production is similar to conventional natural gas production in terms of the physical producing facilities and the product produced. However, the subsurface mechanisms that allow the natural gas to move to the wellbore and the producing characteristics of coalbed methane wells are very different from traditional natural gas production. Unlike conventional natural gas wells, which require a porous and permeable reservoir, hydrocarbon migration and a natural structure or stratigraphic trap, the coalbed methane gas is trapped in the molecular structure of the coal itself until released by pressure changes which may need to be facilitated by the removal of water contained in the coalbed.

     Coal is formed from buried deposits of organic material, and the depositional environment and composition of the coal affect the quantity and quality of the coal gas. Methane is a common component of coal since methane is created as part of the coalification process, though coals vary in their methane content per ton. In addition to being in open spaces in the coal structure, methane is adsorbed onto the inner coal surfaces. Frequently, natural coal fractures are partly or completely saturated with water, which must be removed in order to lower the reservoir pressure sufficiently to allow the release of gas from the coal into the fractures. Contrary to conventional natural gas wells, new coalbed methane wells often initially produce water for several months and then, as the water production decreases, natural gas production increases as the coal seams dewater and the resultant pressure on the gas held in the coal decreases.

     A coalbed deposit must exhibit the following properties in order to be commercially viable: sufficient coal reserves (seam thickness and areal extent); sufficient gas content in the coal; and an adequate fracture system to obtain commercial gas flow rates. We believe that the coals drilled to date in the Comet Ridge project exhibit these commercial characteristics. The coals in the Hanna Draw project may also exhibit these properties, but further production testing is required before we will know if it is a commercially viable project. We have not yet begun drilling on our Colorado acreage, but we have data to support the existence of coals with gas content.

Major Customers and Sales Contracts

     In Australia, we began selling gas under short-term gas contracts in February 1998. In September 1998, we entered into a five-year, fixed-price contract (adjusted for inflation) with ENERGEX Retail Pty Ltd, an unaffiliated customer, to supply up to approximately 5,500 Mcf of gas per day beginning in January 1999. A second five-year contract was entered into with ENERGEX effective June 1, 2000. The new contract provides for a higher fixed price (adjusted for inflation) and calls for increasing gas volumes up to a potential of 10-15 million cubic feet per day. We are currently selling all of our Australian gas production to ENERGEX under these two contracts. We are delivering all of the volumes under the first contract and 80% of the volumes under the second contract. Other owners in the project are participating in the second contract and entitled to sell the remaining 20% of the contract volumes.

     As compared to the U.S., Australia's market for natural gas is relatively small and in the early stages of development. Australia lacks significant pipeline and other transportation infrastructure to transport large amounts of gas from distant areas to major population and industrial centers. However, since the 1970's Australia's natural gas industry has grown significantly.

     In 1970, natural gas made up just one percent of total primary energy consumption in Australia. The major primary energy source was crude oil; it accounted for 49% of total primary energy consumption in Australia, while coal made up 43% and renewables 6%. By 1998 natural gas' share of primary energy consumption had grown to approximately 18%. An independent report prepared for the Australian Gas Association by the National Institute of Economic and Industry Research in October 1999, predicts significant continued growth for natural gas in Australia. The report " Natural Gas Consumption in Australia to 2015," forecasts the annual growth rate to average approximately 4.3% a year through 2015, implying that by 2015, the share of primary energy consumption in Australia through natural gas will be approximately 29%. The accuracy of this forecast cannot be assured.

     In the past, we have sold our domestic oil and gas production to numerous purchasers, generally under short-term contracts. After the sale of most of our domestic assets during fiscal 2000, all of our remaining domestic sales during the transition period ended December 31, 2000, were to only two unaffiliated oil and gas customers.

Pricing

     Natural gas and oil prices are subject to significant fluctuations.
Natural gas prices in the United States fluctuate based primarily upon weather patterns and regional supply and demand, and crude oil prices fluctuate based primarily upon worldwide supply and demand. The majority of our domestic gas sales have been through "percentage of proceeds" contracts with gas processing plant owners, whereby we receive various percentages of both residue gas and plant liquids sales proceeds. Residue gas sold by the respective gas processing plant owner under these contracts may be sold at "spot" prices or longer-term contract prices.

     In Australia, natural gas sales are customarily made using direct short- or long-term physical contracts. As a result, the natural gas price there has not been as volatile as in the United States.

Competition

     We compete with a number of other potential purchasers for coalbed methane properties, many of which have greater financial and human resources than we do. Our ability to replace reserves sold and produced will depend on our ability to develop our existing coalbed methane resources and/or select, acquire and develop a sufficient number of suitable coalbed methane properties.

Employees

     As of March 1, 2001, we employed 12 persons on a full-time basis, including our officers. We do not have any employees represented by unions. We consider our relationship with our employees to be excellent.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of April 1, 2001, regarding the beneficial ownership of our voting securities by persons and entities known by us to beneficially own more than 5% of the outstanding common stock. Except as otherwise indicated, to our knowledge, each person or entity whose name appears below has sole voting and investment power over its respective shares of common stock.


==============================================================================================================
Name and Address of                               Amount and Nature of                     Percentage of Class
Beneficial Owner                                  Beneficial Ownership
Slough Estates USA Inc. (1)                       13,228,034 (2)(3)                        54.1%
33 West Monroe Street
Chicago, Illinois  60603
---------------------------------------------------------------------------------------------------------------
(1)  Slough Estates USA Inc. ("Slough"), a Delaware corporation, is a wholly owned, U.S. subsidiary of Slough
Estates plc ("SEL"). The board of directors of SEL ultimately exercises voting and dispositive power with regard to the shares of common stock. SEL is a publicly held limited liability company, whose principal office is located at 234 Bath Road, Trading Estate, Slough SL1 4EE, England.
---------------------------------------------------------------------------------------------------------------
(2)  Includes 216,571 shares held as collateral for a loan due from the estate of one of our former directors.
---------------------------------------------------------------------------------------------------------------
(3)  Excludes 1,700,000 shares covered by warrants at a weighted average exercise price of $2.29 per share,
500,000 of which may be exercised at $3.00 per share over a five-year period beginning December 21, 2000 and ending December 21, 2005 and 1,200,000 of which may be exercised at $2.00 per share over an eight-year period beginning December 23, 2001 and ending December 23, 2009.
==============================================================================================================

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 23, 1999, we closed a financing transaction with Slough for the purchase of 6,329,114 shares of our 1999 Series A Convertible Cumulative Preferred Stock for $10,000,000, or $1.58 per share. At closing Slough converted 2,900,000 shares of the convertible preferred stock into 2,900,000 shares of restricted common stock. Also, at the closing, we issued Slough warrants for 1,200,000 shares of common stock at an exercise price of $2.00 per share. The warrants may be exercised during an eight-year period beginning December 23, 2001 and ending December 23, 2009. We used $4,000,000 of proceeds from this financing to reduce bank debt from $11,800,000 to $7,800,000. The remaining proceeds from the financing were used for general corporate purposes. Effective February 29, 2000, Slough converted the remaining shares of preferred stock into 3,429,114 shares of restricted common stock. During the quarter ended June 30, 2000, we paid a cash dividend of approximately $79,000 to Slough for the period the preferred shares were outstanding.

     Related party debt due Slough at December 31, 2000, included a corporate loan in the amount of $7,500,000 and a project financing loan with a balance of $4,406,000. Interest is due quarterly on the $7.5 million note at the 90-day London Interbank Offered Rate plus 3.5%. The weighted-average interest rate was 10.16% at December 31, 2000. Subsequent to December 31, 2000, Slough loaned us an additional $4,500,000. We executed a new note for $12 million due and payable March 31, 2003 which replaced the previous note. The Comet Ridge project financing loan was repaid using loan proceeds from TCW in February 2001. We anticipate using proceeds from this rights offering to repay the $12 million loan.

     On January 18, 2001, TOGA entered into a financing agreement with Slough which provides that Slough advance payments to TOGA toward the purchase of a drilling rig from TOGA and for TOGA to lease the rig from Slough for payments which total Slough's total cost, estimated to be $2,500,000. The advances bear interest at a rate of 10% per annum. Payments will be due monthly for all rents received from the drilling contractor, to whom TOGA will lease the rig, during the month and for accrued interest on the balance of aggregate advances less rent installments. Slough made two advances totaling $2,500,000 to us toward the purchase price in January 2001.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of this offering to the holders of our common stock upon the distribution of rights and to the holders of the rights upon their exercise. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     This summary is limited in application to our stockholders who have held our common stock, and will hold the rights and any shares acquired upon the exercise of rights, as "capital assets" within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and non-U.S. individuals or entities). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

Holders are urged to consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

     . Distribution of Rights. A holder of our common stock will not recognize taxable income upon distribution of the rights.

     . Lapse of the Rights. A holder of the rights that allows the rights to lapse will not recognize any gain or loss upon such lapse, and no adjustment will be made to the basis of the common stock with respect to which the rights are distributed.

     . Stockholder Tax Basis of the Rights. Except as provided in the following sentence, the tax basis of the rights received by a holder of our common stock will be zero. If, however, either: (i) the fair market value of the rights on the date the rights are distributed is 15% or more of the fair market value (on the date of distribution) of the shares of common stock with respect to which the rights are distributed or (ii) the holder properly elects, in the holder's U.S. federal income tax return for the taxable year in which the holder receives the rights, to allocate part of the tax basis of such common stock to the rights, then, upon the exercise of the rights, the holder's tax basis in such common stock will be allocated between such common stock and the rights in proportion to the fair market values of each on the date of distribution.

     . Exercise of the Rights; Basis and Holding Period of the Common Stock. Holders of the rights will not recognize any gain or loss upon the exercise of the rights. The tax basis of the shares of our common stock acquired through the exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's tax basis in the rights, if any. The holding period for the shares acquired through the exercise of the rights will begin on the date that the rights are exercised.

     . Sale of Common Stock. The sale of common stock acquired through the exercise of the rights will result in the recognition of capital gain or loss to the holder in an amount equal to the difference between the amount realized and the holder's tax basis in the common stock sold. The gain or loss will be long-term capital gain or loss if the common stock is held for more than one year.

     . Information Reporting and Backup Withholding. Information reporting may apply to a holder that is not a corporation (or other exempt recipient) to any dividend payments on common stock received upon the exercise of the rights and to payments on the proceeds of a sale of the common stock. A 31% backup withholding tax may apply to these payments unless the holder provides a correct taxpayer identification number and otherwise complies with the backup withholding requirements.


                              PLAN OF DISTRIBUTION

     We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any underwriters, brokers or dealers to solicit the exercise of subscription privileges in this rights offering. Some of our officers or other employees may solicit responses from you, but they will not receive any compensation for such services other than their normal employment compensation.

     We have advanced approximately $25,000 to Computershare Investor Services for fees and expenses in connection with their services as the subscription agent in this rights offering. We have also agreed to indemnify them from any liability they may incur in connection with this rights offering.

     We have employed First Albany Corporation to provide us with financial advisory services in general and in connection with structuring this rights offering. In consideration for First Albany's services, we have agreed to pay them $175,000, to reimburse reasonable expenses of up to $20,000, and to indemnify them from any liability they may incur in connection with their services.

     On or about _____ , 2001, we will distribute the rights and copies of this prospectus to the holders of record of our common stock on the record date. If you wish to exercise your rights and subscribe for shares of our common stock, you should follow the procedures described under "The Rights Offering - Procedures to Exercise Rights." The subscription rights are non-transferable.

     Shares of our common stock received through the exercise of subscription rights will be traded on the American Stock Exchange under the symbol "TPY" as our currently outstanding shares of common stock now trade.

                                 LEGAL MATTERS

     The legality of the common stock offered in this prospectus is being passed upon by Jones & Keller, P.C., Denver, Colorado.

                                    EXPERTS

     The estimates of proved oil and gas reserves and present value data at December 31, 2000 for our properties were prepared by independent petroleum engineers, Holditch - Reservoir Technologies Consulting Services for Australian properties and Garb Grubbs Harris & Associates, Inc. for U.S. properties.

     The financial statements incorporated in this prospectus by reference to the Company's Transition Report on Form 10-KSB for the three-month transition period ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

_____________________________________

     We have not authorized any dealer, salesperson or other person to give any information or to make any representation not contained in this prospectus.
This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any offer or solicitation by anyone in any jurisdiction not authorized, or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. By delivery of this prospectus we do not imply that there has been no change in our affairs or that the information in this prospectus is correct as of any time subsequent to its date.

--------------

          TABLE OF CONTENTS
                                      Page
                                      ----

Forward-Looking Statements...........   2
Where You Can Find More
 Information About Us................   4
Prospectus Summary...................   5
Risk Factors.........................  17
The Rights Offering..................  28
Use of Proceeds......................  37
Capitalization.......................  38
Market for Our Common Stock..........  39
Determination of Subscription Price..  39
Business.............................  40
Security Ownership of Certain
 Beneficial Owners...................  45
Certain Relationships and Related
 Transactions........................  45
Certain U.S. Federal Income Tax
 Consequences........................  46
Plan of distribution.................  47
Legal Matters........................  48
Experts..............................  48

 ________________________________





     TIPPERARY CORPORATION




    _________________________

         PROSPECTUS
    _________________________



         ________, 2001

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     We will pay all expenses in connection with the registration of the securities. We estimate these expenses as follows:

     Registration fee                $  7,500
     Advisory fee and expenses        195,000
     Legal fees and expenses           50,000
     Accounting fees and expenses      15,000
     Printing fees                     25,000
     Miscellaneous                      7,500
                                     --------
                                     $300,000
                                     ========

Item 15.  Indemnification of Directors and Officers

     Pursuant to Article 2.02 of the Texas Business Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in his official capacity with the corporation including expenses and attorney fees.

     Article XVII of the Restated Bylaws of the Company requires indemnification of current or former officers, directors, employees or agents when such person, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was associated with the Company and that person (1) conducted himself in good faith, (2) reasonably believed (i) in the case of conduct in his official capacity as a person associated with the Company, that his conduct was in the Company's best interests and (ii) in all other cases that his conduct was at least not opposed to the Company's best interests and (iii) in the case of any criminal proceeding had no reasonable cause to believe his conduct was unlawful. However, if a person is found liable to the Company or is found liable on the basis that personal benefit was improperly received by such person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

     In the event that a claim for indemnification under the provisions of
Article XVII of the Restated Bylaws is made for liabilities arising under the Securities Act of 1933, as amended and supplemented, the indemnification shall not be made or allowed unless (1) the claim for indemnification under the circumstances is predicated upon the prior successful defense by the applicant of any action, suit or proceeding, (2) the board of directors receives an opinion of counsel to the Company to the effect that it has been settled by controlling precedent that indemnification under the circumstances is not against public policy as expressed in said Act, or (3) a court of appropriate jurisdiction finally adjudicates in an action, suit or proceeding in which the issue is submitted to the court by the Company prior to allowance of the claim that indemnification under the circumstances is not against public policy as expressed in said Act.

     The rights and indemnification provided for in the Company's Restated Bylaws are not exclusive of any other rights to which the person may be entitled according to law, pursuant to statute or otherwise. In addition, the Company is authorized to purchase liability insurance for its officers and directors if approved at a meeting of the board of directors.

Item 16.         Exhibits -
--------         --------

Exhibit
Number           Description
------           -----------

  3.9 Restated Articles of Incorporation of Tipperary Corporation adopted May 6, 1993, filed as Exhibit 3.9 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Commission on June 29, 1993, and incorporated herein by reference.

  3.10 Restated Corporate Bylaws of Tipperary Corporation adopted June 28, 1993, filed as Exhibit 3.10 to Amendment No. 1 to Registration Statement on Form S-1 filed with the Commission on June 29, 1993, and incorporated herein by reference.

  3.11 Articles of Amendment of the Articles of Incorporation of Tipperary Corporation adopted January 25, 2000, filed as
                 Exhibit 3.11 to Form 10-Q for the quarterly period ended December 31, 1999 and incorporated herein by reference.

  3.12 Statement of Resolution Establishing a Series of Shares dated December 23, 1999, filed as Exhibit 3.12 to Form 10-Q for the quarterly period ended December 31, 1999 and incorporated herein by reference.

  4.1 Form of Subscription Certificate to Subscribe for Shares of the Company's common stock*

  5.1 Opinion of Jones & Keller, P.C., as to the validity of the securities**

  23.1           Consent of Jones & Keller, P.C. (included in Exhibit 5.1)**

  23.2           Consent of PricewaterhouseCoopers LLP*

  23.3           Consent of Holditch - Reservoir Technologies Consulting
                 Services

  23.4           Consent of Garb Grubbs Harris & Associates, Inc.

  24.1           Power of Attorney (included in signature page)*

  99.1 Form of Subscription Agent Agreement between the Company and Computershare Trust Company, Inc.*

  99.2           Form of Instructions for Use of Subscription Certificate*

  99.3           Form of  Notice of Guaranteed Delivery*

  99.4           Form of Letter to Stockholders of Record*

  99.5 Form of Letter from Brokers or Other Nominees to Beneficial Owners of common stock*

  99.6           Form of Instructions by Beneficial Owners to Brokers or Other
                 Nominees*

  99.7           Form of Letter to Dealers and Other Nominees*

  ______________________
  *Filed Herewith
  **To be filed by amendment

Item 17.  Undertakings
--------  ------------

     The undersigned hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Tipperary's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of Tipperary pursuant to the foregoing provisions, or otherwise, Tipperary has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Tipperary of expenses incurred or paid by a director, officer or controlling person of Tipperary in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Tipperary will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 16, 2001.

                                TIPPERARY CORPORATION


                                By   /s/ DAVID L. BRADSHAW
                                   ------------------------------------------
                                   David L. Bradshaw, Chief Executive Officer

       Each individual whose signature appears below hereby designates and appoints David L. Bradshaw as such person's true and lawful attorney-in-fact and agent (the "Attorney-in-Fact") with full power of substitution and resubstitution, for each person and in such person's name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as the Attorney-in-Fact deems appropriate and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto the Attorney-in-Fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that the Attorney-in-Fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                  Title                    Date
---------                  -----                    ----

  /s/ DAVID L. BRADSHAW    Director and             April 16, 2001
-------------------------
  David L. Bradshaw        Chief Executive Officer

  /s/ KENNETH L. ANCELL    Director                 April 16, 2001
-------------------------
  Kenneth L. Ancell

  /s/ EUGENE I. DAVIS      Director                 April 16, 2001
-------------------------
  Eugene I. Davis

  /s/ DOUGLAS KRAMER       Director                 April 16, 2001
-------------------------
  Douglas Kramer

  /s/ MARSHALL D. LEES     Director                 April 16, 2001
-------------------------
  Marshall D. Lees

  /s/ CHARLES T. MAXWELL   Director             April 16, 2001
  -----------------------
  Charles T. Maxwell


  /s/ D. LEROY SAMPLE      Director             April 16, 2001
  -----------------------
  D. Leroy Sample

                               INDEX TO EXHIBITS

Exhibit
Number         Description
-------        -----------

4.1 Form of Subscription Certificate to Subscribe for Shares of the Company's common stock.

23.2           Consent of PricewaterhouseCoopers LLP

23.3           Consent of Holditch - Reservoir Technologies Consulting Services

23.4           Consent of Garb Grubbs Harris & Associates, Inc.

24.1           Power of Attorney (included in signature page)

99.1 Form of Subscription Agent Agreement between the Company and Computershare Trust Company, Inc.

99.2           Form of Instructions for Use of Subscription Certificate

99.3           Form of Notice of Guaranteed Delivery

99.4           Form of Letter to Stockholders of Record

99.5 Form of Letter from Brokers or Other Nominees to Beneficial Owners of common stock

99.6           Form of Instructions by Beneficial Owners to Brokers or Other
               Nominees

99.7           Form of Letter to Dealers and Other Nominees